Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Provides Fourth-Quarter Snow Data and Update on Salt Segment Sales

OVERLAND PARK, Kan. (Jan. 5, 2021) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported today that fourth-quarter 2020 winter weather activity in its North American-served market was below fourth-quarter 2019 levels but in-line with the 10-year historic average. While winter weather in the fourth quarter of 2020 was average throughout most of its North American market, the Chicago to Milwaukee corridor experienced a minimal number of snow events, with just three for the entire period. Due to the timing of the majority of snow events falling late in the fourth quarter of 2020, the company anticipates the full effect of related salt sales to be realized during the first quarter of 2021 as customers begin to replenish inventories.

Eleven representative cities in the company’s primary North American highway deicing service area reported 45 snow events during the fourth quarter of 2020 compared to 49 snow events in the fourth quarter of 2019 and the 10-year average of 42.4 events. Approximately 36 percent of the snow events reported in the fourth quarter of 2020 occurred in the last eight days of December.

“Although we experienced a relatively average number of snow events during the fourth quarter in our North American markets, December was rather back weighted in terms of that event count, contributing to lower year-over-year salt sales for the period,” said Kevin S. Crutchfield, Compass Minerals president and CEO. “From an operational perspective, we continue to be pleased with the impacts of our optimization efforts on both production agility and efficiency. As we maintain our sharp focus on employee health and safety, improved performance and balance sheet strength, we are increasingly well-positioned to serve our customers’ needs in 2021 and beyond.”

The company sold approximately 2.2 million tons of highway deicing salt products during the fourth-quarter 2020 period compared to fourth-quarter 2019 sales volumes of 2.9 million tons. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled approximately 2.8 million tons in the 2020 period compared to 3.6 million tons in the fourth quarter of 2019.

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the effect of snow events on salt sales, impacts of our optimization efforts and ability to serve customer needs. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 virus, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost saving or enterprise optimization initiatives, and (vi) the outcome of the company’s strategic evaluation of the Plant Nutrition South America business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for the years ended Dec. 31, 2019 and 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and Sept. 30, 2020 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Rick Axthlem	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com